EXHIBIT 10(a)

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (“Agreement”) is made as of June 7, 2002 (“Contract Date”), between (i) HMC Copley LLC, a Delaware limited liability company (“Purchaser”), and (ii) Copley One LLC, a Massachusetts limited liability company (“Seller”).

ARTICLE 1.    INTERPRETATION

1.1    Definitions.    For purposes of this Agreement, the following capitalized terms shall have the meanings indicated:

1.1.1    Accounting Period:    as defined in the Existing Management Agreement.

1.1.2    Action:    any action, suit, arbitration, governmental investigation or other legal proceeding.

1.1.3    Apportionment Time:    12:01 a.m. local Boston, Massachusetts time on the Closing Date.

1.1.4    Broker:    Hodges Ward Elliott.

1.1.5    Capex Forecast:    as defined in Section 10.4.4.

1.1.6    Chilled Water Agreement:    Marriott Chilled Water Agreement dated as of February 3, 1982 by and between Marriott Urban Boston Venture, as “Consumer”, and UIDC of Massachusetts, Inc., as the “Central Tenant”, as amended by Amendment to Marriott Water Agreement dated as of February 1, 2002, relating to the supply of chilled water to the Hotel, and by letter agreement dated March 1, 1982.

1.1.7    Chilled Water Estoppel Certificate:    as defined in Section 5.8.2.

1.1.8    Closing:    the consummation of the purchase and sale of the Hotel as contemplated by this Agreement.

1.1.9    Closing Date:    the date on which the Closing occurs.

1.1.10    Code:    the Internal Revenue Code of 1986, as amended.

1.1.11    Consumables:    all opened and unopened food and alcoholic and non-alcoholic beverages located at the Hotel.

1.1.12    Contract Date:    as defined in the Preamble.

1.1.13    Contracts:    all contracts for services, maintenance or supplies, purchase orders, license agreements, warranties, guaranties, and other contracts or agreements to which Seller is a signatory and a party relating to the use, maintenance, operation, protection, promotion, provisioning or equipping of the Hotel, but excluding the Equipment Leases, the Space Leases, Chilled Water Agreement, the Existing Management Agreement, the Parking Agreements, the Renovation Agreements and the Operating Agreements.

1.1.14    Damages:    as defined in Section 7.5.1.

1.1.15    Deposit:    as defined in Section 2.3.

1.1.16    Due Diligence Period:    as defined in Section 5.1.

1.1.17    Easement Estoppel Certificate:    as defined in Section 5.9.2.

1.1.18    Easement Agreements:    as defined in Section 5.9.

1.1.19    Encumbrance:    any lien, mortgage, deed of trust, security interest, pledge, charge, option, encroachment, easement, covenant, lease, reservation or restriction of any kind (whether recorded, perfected, choate or inchoate, actual or contingent) affecting title.

1.1.20    Environmental Laws:    all Legal Requirements relating to the protection of the environment or to human health, or regulating the manufacture, use or disposal of Hazardous Substances.

1.1.21    Environmental Reports:    as defined in Section 3.13.

1.1.22    Equipment Leases:    all leases of personal property to which Seller is a signatory and a party located at, or used in the operation of, the Hotel, excluding any Operating Agreements.

1.1.23    Escrow Agent:    the Title Company, in its capacity as escrow agent under this Agreement and the Escrow Agreement.

1.1.24    Escrow Agreement:    the Escrow Agreement of even date herewith between Seller, Purchaser and Escrow Agent regarding the holding and disbursement of the Deposit.

1.1.25    Existing Lender:    Metropolitan Life Insurance Company, a New York corporation.

1.1.26    Existing Loan:    the loan with the approximate current principal balance of $97,000,000.00 made by Existing Lender to Seller.

1.1.27    Existing Loan Documents:    the documents that evidence and/or secure the Existing Loan, and any agreements between Seller (or its affiliates) and Existing Lender that relate to the Existing Loan and/or the Hotel.

1.1.28    Existing Manager:    Marriott Hotel Services, Inc., a Delaware corporation.

1.1.29    Existing Management Agreement:    the Management Agreement dated as of April 14, 1981, between Seller, successor to Marriott Urban Boston Venture, as “Owner,” and Existing Manager, successor to Marriott Corporation, as amended by First Amendment to Management Agreement dated as of February 22, 1982, and instruments dated May 16, 1984, May 17, 1984 and May 15, 1987.

1.1.30    Existing Mortgage:    the Leasehold Mortgage, Security Agreement and Fixture Financing Statement executed by Seller, as mortgagor, in favor of Existing Lender, as mortgagee, dated as of June 6, 1996, and recorded in the Suffolk Registry of Deeds, encumbering the Hotel and securing the obligations of Seller under the Existing Loan.

1.1.31    Expendables:    all china, glassware, linens, silverware, kitchen and bar small goods, paper goods, guest supplies, cleaning supplies, operating supplies, laundry supplies, other supplies not held for resale, printing, stationery, uniforms, fuel, brochures and other promotional material, whether in use or held in reserve storage for future use.

1.1.32    FF&E Reserve:    the Equipment Reserve described in Section 8.02A of the Existing Management Agreement.

1.1.33    Fiscal Year:    as defined in the Existing Management Agreement.

1.1.34    Furnishings:    all furniture, fixtures, equipment and other items of tangible personal property, whether in use or held in reserve storage for future use, including: floor coverings, pictures, beds, mattresses, bedspreads, pillows, radios, television sets, and other furniture; all specialized hotel equipment, including all equipment used in the operation of kitchens and dining rooms, cleaning equipment, laundry equipment, office equipment, appliances, computers and machines, health club equipment, and special lighting and other equipment of a like nature, but excluding the Consumables, Expendables and Miscellaneous Hotel Assets.

1.1.35    Hazardous Substance:    any pollutant, contaminant or any toxic, radioactive or otherwise hazardous substance, including petroleum, its derivatives, byproducts and other hydrocarbons, and asbestos, in each case as regulated under Environmental Laws.

1.1.36    Hotel:    collectively, the following: (i) all right, title and interest of Seller under the Lease, the Chilled Water Agreement and the Easement Agreements, (ii) the Improvements, (iii) the Furnishings, Consumables, Expendables, Miscellaneous Hotel Assets, assignable Permits and Intellectual Property, (iv) all right, title and interest of Seller in, to and under the Contracts, the Equipment Leases, the Space Leases, the Parking Agreements, the Renovation Agreements, and the Existing Management Agreement, and (v) all right, title and interest of Seller in, to and under the Operating Agreements.

1.1.37    Improvements:    the buildings, structures (surface and sub-surface), installations and other improvements, including such fixtures and appurtenances as shall constitute real property, located on the Land.

1.1.38    Intellectual Property:    collectively, (1) all trademarks, service marks, trade dress, logos and trade names used in connection with the Hotel, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all trademarks or business or corporate names confusingly similar thereto in relation to any goods or services, and all applications, registrations, and renewals in connection therewith, (ii) all copyrightable works, all copyrights, and applications, registrations, and renewals in connection therewith, used in connection with the Hotel, all trade secrets and business information relating to the Hotel (including ideas, research and development, know-how, formulas, compositions, marketing processes and techniques, technical data, designs, drawings, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), and (iv) all software used in connection with the operation of the Hotel (including data, passwords, source codes and related documentation), excluding all such property as may be owned by Existing Manager in accordance with the Existing Management Agreement.

1.1.39    Interim Liquor Agreement:    as defined in Section 5.13.2.

1.1.40    L&B:    as defined in Section 1.1.66.

1.1.41    Land:    the land described on Schedule 1.1A.

1.1.42    Lease:    the Sublease dated as of January 12, 1982, between Lessor, successor to Urban Investment and Development Co., as “Landlord,” and Seller, successor to Marriott Urban Boston Venture, as “Tenant,” with respect to the Land, as affected or amended by those documents identified on Schedule 1.1B.

1.1.43    Legal Requirement:    any federal, state, local or municipal constitution, law, ordinance, rule, order, regulation or statute.

1.1.44    Lender’s Estoppel Certificate:    as defined in Section 5.7.2.

1.1.45    Lessor:    Massachusetts Turnpike Authority.

1.1.46    Lessor’s Estoppel Certificate:    as defined in Section 5.5.2.

1.1.47    Liquor License:    the Innholder License for the Hotel, a copy of which is attached as Schedule 1.1C.

1.1.48    Loan Continuation Documents:    as defined in Section 5.7.3.

1.1.49    Manager’s Estoppel Certificate:    as defined in Section 5.4.2.

1.1.50    Miscellaneous Hotel Assets:    collectively, (i) all general intangibles relating to design, development, operation and use of the Hotel, (ii) all rights and work product under construction, service, consulting, engineering, architectural and other contracts, including surveys, plans and studies, (iii) receipts, accounting and business records, (iv) books, files and correspondence relating solely to ownership or operation of the Hotel, (v) guest registers, maintenance records, rental and reservation records, (vi) plans and specifications of any portion of the Improvements, (vii) inventories held for resale, (viii) all phone numbers used in connection with the Hotel, (ix) all deposits, including utility deposits and security deposits, relating to the Hotel, (x) keys and lock and safe combinations relating to the Hotel, and (xi) all accounts receivable in connection with the Hotel, and accounts, reserves, house banks, petty cash or other cash held by Existing Manager, and prepaid expenses.

1.1.51    New Liquor License:    as defined in Section 5.13.1.

1.1.52    Objections:    as defined in Section 5.2.3.

1.1.53    Operating Agreements:    all of the following, to which Existing Manager is a party or a signatory, on its own behalf or on behalf of others: (i) all contracts for services, maintenance or supplies, purchase orders, license agreements, warranties, guaranties, and other contracts or agreements, relating to the use, maintenance, operation, protection, promotion, provisioning or equipping of the Hotel, (ii) all leases of personal property located at, or used in the operation of, the Hotel, and (iii) all leases, licenses to occupy space, concession agreements and other agreements for the use or occupancy of space within the Hotel.

1.1.54    Parking Agreements:    the agreements with respect to the use or operation of the parking garage facilities located on the Land and on certain property adjoining the Land.

1.1.55    Parking Estoppel Certificate:    as defined in Section 5.6.2.

1.1.56    Permits:    all governmental and quasi-governmental licenses, permits, permissions, authorizations, consents, variances, waivers and approvals used in or relating to the Hotel, excluding the Liquor License.

1.1.57    Permitted Exceptions:    Encumbrances approved or deemed approved by Purchaser in accordance with Section 5.2.

1.1.58    Person:    a natural person or any legal, commercial or governmental entity, including a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

1.1.59    Purchase Price:    as defined in Section 2.2.

1.1.60    Purchaser:    as defined in the Preamble.

1.1.61    Renovation:    the existing program for the renovation of the finishes and furnishings of 1147 guest rooms and corridors on guest room floors, but not the lobby, conference rooms or other public areas of the Hotel.

1.1.62    Renovation Agreements:    all contracts and agreements to which Seller is a signatory and a party, for labor to be performed, or services or materials to be provided, in connection with the design, construction or equipping of the Renovation, including contracts and agreements with Existing Manager or other affiliates of Marriott International, Inc.

1.1.63    Renovation Budget:    as defined in Section 3.23.

1.1.64    Rent Letter:    as defined in Section 10.2.1.

1.1.65    Seller:    as defined in the Preamble.

1.1.66    Seller’s knowledge, best of Seller’s knowledge and similar phrases:    the actual current knowledge of David C. Gorst (Seller’s Assistant Vice President) and of Daniel L. Plumlee (President of L&B Realty Advisors, Inc. (“L&B”), Seller’s advisor for the Hotel). There shall be no duty, express or implied, to investigate, inspect or audit any matter, and there shall be no personal liability of such individual. In no event shall the knowledge of Existing Manager, or any employee of Existing Manager, be imputed to Seller.

1.1.67    Seller’s Management Agreement Estoppel Certificate:    as defined in Section 5.4.2.

1.1.68    Space Leases:    all leases, licenses to occupy space, concession agreements and other agreements for the use or occupancy of space within the Hotel with respect to which Seller is a signatory and a party, excluding any Operating Agreements.

1.1.69    Survey:    as defined in Section 5.2.2.

1.1.70    Taxes:    as defined in Section 5.3.6.

1.1.71    Term Sheet:    the non-binding term sheet dated November 13, 2001, between Seller and Existing Manager relating to certain contemplated modifications to the Existing Management Agreement.

1.1.72    Title Commitment:    as defined in Section 5.2.1.

1.1.73    Title Documents:    as defined in Section 5.2.1.

1.1.74    Title Company:    Fidelity National Title Insurance Company, or such other nationally recognized title insurer selected by Purchaser and approved by Seller.

1.1.75    Title Objection Date:    as defined in Section 5.2.3.

1.1.76    Title Policy:    a leasehold policy of title insurance issued pursuant to the Title Commitment with liability limits in an aggregate amount of not less than the portion of the Purchase Price allocable to real property in accordance with Section 2.4 (or, if the parties do not agree on an allocation in accordance with Section 2.4, the portion of the Purchase Price that Purchaser actually allocates to real property for federal income tax purposes), subject only to the Permitted Exceptions.

1.1.77    Transaction Documents:    as defined in Section 2.4.

1.2    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts (without reference to conflicts of laws principles).

1.3    Captions, Numberings and Headings.    Captions, numberings and headings of Articles, Sections, Schedules and Exhibits in this Agreement are for convenience of reference only and shall not be considered in the interpretation of this Agreement. References in this Agreement to Articles, Sections, Schedules and Exhibits shall be deemed to be references to such Articles, Sections, Schedules and Exhibits in this Agreement unless otherwise expressly specified.

1.4    Including.    The word “including” and variations thereof, when used in this Agreement, shall mean “including without limitation.”

1.5    Number; Gender.    Whenever required by the context, the singular shall include the plural, the neuter gender shall include the male gender and female gender, and vice versa.

1.6    Business Day.    In the event that the date for performance of any obligation under this Agreement falls on other than a business day, then such obligation shall be performed on the next succeeding business day.

1.7    Severability.    In the event that one or more of the provisions of this Agreement shall be held to be illegal, invalid or unenforceable, each such provision shall be deemed severable and the remaining provisions of this Agreement shall continue in full force and effect, unless this construction would operate as an undue hardship on Seller or Purchaser or would constitute a substantial deviation from the general intent of the parties as reflected in this Agreement.

1.8    No Oral Modifications or Waivers.    No modification of this Agreement shall be valid or effective unless the same is in writing and signed by Seller and Purchaser. No purported waiver of any of the provisions of this Agreement shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

1.9    Exhibits.    All Schedules and Exhibits referenced in this Agreement are incorporated by this reference as if fully set forth in this Agreement, and all references to this Agreement shall be deemed to include all such incorporated Schedules and Exhibits.

1.10    Integration.    This Agreement and all Schedules and Exhibits appended to this Agreement, and the documents and agreements referenced in this Agreement contain the entire understanding between Seller and Purchaser with respect to the sale of the Hotel, and are intended to be a full integration of all prior or contemporaneous agreements, conditions, understandings or undertakings between Seller and Purchaser with respect thereto. There are no promises, agreements, conditions, undertakings, understandings, warranties or representations, whether oral, written, express or implied, between Seller and Purchaser with respect to the sale of the Hotel other than as are expressly set forth in this Agreement and the Schedules and Exhibits appended to this Agreement, and the documents and agreements referenced in this Agreement.

1.11    No Construction Against Drafter.    This Agreement has been negotiated and prepared by Seller and Purchaser and their respective attorneys and, should any provision of this Agreement require judicial interpretation, the court interpreting or construing such provision shall not apply the rule of construction that a document is to be construed more strictly against one party.

ARTICLE 2.     SALE OF HOTEL

2.1    Sale and Purchase of Hotel.    Subject to and in accordance with the terms of this Agreement, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Hotel.

2.2    Purchase Price.    The purchase price (“Purchase Price”) for the sale and purchase of the Hotel shall be Two Hundred Fourteen Million One Hundred NinetyThree Thousand Seven Hundred Fifty Dollars ($214,193,750.00), subject to adjustment pursuant to Article 10. The Purchase Price shall be payable as follows:

2.2.1    Purchaser shall purchase the Hotel subject to the outstanding principal balance of the Existing Loan on the Closing Date; and

2.2.2 Purchaser shall pay to Seller at Closing, in immediately available funds, an amount equal to the excess of the Purchase Price (as adjusted pursuant to Article 10) over the outstanding principal balance of the Existing Loan as of the Closing Date.

2.3    Deposit.    Simultaneously with the execution and delivery of this Agreement by both Seller and Purchaser, Purchaser shall deposit into escrow with Escrow Agent immediately available funds in the amount of Five Million Dollars ($5,000,000.00) (such sum, together with any interest thereon, the “Deposit”). The Deposit shall be held, in accordance with the terms of the Escrow Agreement, in an interest-bearing account, and deposited in such investments as may be directed by Purchaser and approved by Seller. All interest on the Deposit shall be part of the Deposit. At the Closing, the Deposit shall be paid to Seller and credited against the portion of the Purchase Price that is payable pursuant to Section 2.2.2.

2.4    Condition of Hotel.    Purchaser acknowledges for Purchaser and its successors and assignees: (i) that, assuming Purchaser does not terminate this Agreement in accordance with Section 5.1 at the end of the Due Diligence Period, Purchaser shall be deemed to confirm as of such date that Purchaser has been given a reasonable opportunity to inspect and investigate the Hotel, and all aspects relating thereto existing as of such date, including all of the physical, environmental and operational aspects of the Hotel, either independently or through agents and experts of Purchaser’s choosing; and (ii) that Purchaser will acquire the Hotel based upon Purchaser’s own investigation and inspection thereof, subject to any representations and warranties contained in this Agreement. SELLER AND PURCHASER AGREE THAT, EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, AND THE OTHER DOCUMENTS EXECUTED BY SELLER AT CLOSING (COLLECTIVELY, “TRANSACTION DOCUMENTS”), THE HOTEL SHALL BE SOLD AND PURCHASER SHALL ACCEPT POSSESSION OF THE HOTEL ON THE CLOSING DATE “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS,” WITH NO RIGHT OF SET-OFF OR REDUCTION IN THE PURCHASE PRICE (EXCEPT AS MAY BE EXPRESSLY PROVIDED HEREUNDER), AND THAT, EXCEPT AS EXPRESSLY PROVIDED IN THE TRANSACTION DOCUMENTS, SUCH SALE SHALL BE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WARRANTY OF INCOME POTENTIAL, OPERATING EXPENSES, USES, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SELLER DOES HEREBY DISCLAIM AND RENOUNCE ANY SUCH REPRESENTATION OR WARRANTY, EXCEPT AS EXPRESSLY PROVIDED IN THE TRANSACTION DOCUMENTS. PURCHASER SPECIFICALLY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED FOR IN THE TRANSACTION DOCUMENTS, PURCHASER IS NOT RELYING AND SHALL NOT RELY ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, FROM SELLER AS TO ANY MATTERS CONCERNING THE HOTEL, INCLUDING: (A) THE CONDITION OR SAFETY OF THE HOTEL, INCLUDING PLUMBING, SEWER, HEATING AND ELECTRICAL SYSTEMS, ROOFING, AIR CONDITIONING, FOUNDATIONS, SOILS AND GEOLOGY INCLUDING HAZARDOUS MATERIALS, LOT SIZE, OR SUITABILITY OF THE HOTEL FOR A PARTICULAR PURPOSE; (B) WHETHER THE APPLIANCES, IF ANY, PLUMBING OR UTILITIES AND ANY ASSOCIATED METERS ARE IN WORKING ORDER; (C) THE LIABILITY OR SUITABILITY FOR OCCUPANCY OF ANY STRUCTURE AND THE QUALITY OF ITS CONSTRUCTION; (D) THE FITNESS OF ANY PERSONAL PROPERTY; OR (E) WHETHER THE IMPROVEMENTS ARE STRUCTURALLY SOUND, IN GOOD CONDITION, OR IN COMPLIANCE WITH APPLICABLE CITY, COUNTY, STATE OR FEDERAL STATUTES, CODES OR ORDINANCES. EXCEPT AS EXPRESSLY PROVIDED IN THE TRANSACTION DOCUMENTS, ANY REPORTS, REPAIRS OR WORK REQUIRED BY PURCHASER ARE TO BE THE SOLE RESPONSIBILITY OF PURCHASER AND PURCHASER AGREES THAT THERE IS NO OBLIGATION ON THE PART OF SELLER TO MAKE ANY CHANGES, ALTERATIONS OR REPAIRS TO THE HOTEL. THE PROVISIONS OF THIS SECTION 2.4 SHALL SURVIVE THE CLOSING.

ARTICLE 3.    SELLER’S REPRESENTATIONS AND WARRANTIES

Seller hereby represents and warrants to Purchaser as follows:

3.1    Doing Business.    Seller is duly formed, validly existing and in good standing under the laws of The Commonwealth of Massachusetts, and has full power and authority to conduct the business in which it is now engaged.

3.2    Due Authorization.    The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite actions of Seller. Assuming the due execution and delivery of this Agreement by Purchaser, this Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

3.3    No Violations.    The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement will not: (i) violate any Legal Requirement or any order of any court or governmental authority that is binding on Seller or, to the best of Seller’s knowledge, the Hotel; or (ii) result in a breach of or default under (A) any contract or other agreement to which Seller is a party or, to the best of Seller’s knowledge, by which the Hotel is bound (subject to the consent of Existing Lender pursuant to Section 5.7) or (B) any provision of the organizational documents of Seller.

3.4    Bankruptcy.    Seller is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets.

3.5    Litigation.    To the best of Seller’s knowledge, there are no Actions pending or threatened against Seller or affecting the Hotel before any court or governmental authority, an adverse determination of which would materially adversely affect (i) the financial condition or operations of the Hotel, (ii) Seller’s ability to enter into or perform this Agreement, or (iii) Seller’s title to the Hotel. To the best of Seller’s knowledge, Schedule 3.5 sets forth all pending Actions which relate to the Hotel.

3.6    Violations of Law.    To the best of Seller’s knowledge, Seller and Existing Manager have received no written notice from any governmental authority alleging a violation of any Legal Requirement that has not been corrected.

3.7    Condemnation Actions.    To Seller’s knowledge, there are no pending condemnation actions of any nature with respect to the Hotel, and Seller has no knowledge of any threatened or contemplated condemnation action.

3.8    Contracts.    To the best of Seller’s knowledge, all Contracts are listed in Schedule 3.8. To the best of Seller’s knowledge, all such Contracts are in full force and effect, and there are no defaults or events that with notice or lapse of time or both would constitute a default by any party under any such Contract. Seller has provided to Purchaser correct and complete copies of all such Contracts. To the best of Seller’s knowledge, there are no amendments, modifications, terminations, side letters, guaranties or other agreements affecting the duties and obligations of the parties to such Contracts, except as listed in Schedule 3.8.

3.9    Equipment Leases.     To the best of Seller’s knowledge, all Equipment Leases are listed in Schedule 3.9. To the best of Seller’s knowledge, all such Equipment Leases are in full force and effect, and there are no defaults or events that with notice or lapse of time or both would constitute a default by any party under any such Equipment Lease. Seller has provided to Purchaser correct and complete copies of all such Equipment Leases. To the best of Seller’s knowledge, there are no amendments, modifications, terminations, side letters, guaranties or other agreements affecting the duties and obligations of the parties to such Equipment Leases, except as listed in Schedule 3.9.

3.10    Space Leases.    To the best of Seller’s knowledge, all Space Leases are listed in Schedule 3.10. To the best of Seller’s knowledge, all such Space Leases are in full force and effect, and there are no defaults or events that with notice or lapse of time or both would constitute a default by any party under any such Space Lease. Seller has provided to Purchaser correct and complete copies of all such Space Leases. To the best of Seller’s knowledge, there are no amendments, modifications, terminations, side letters, guaranties or other agreements affecting the duties and obligations of the parties to such Space Leases, except as listed in Schedule 3.10. All brokerage commissions, finder’s fees and similar compensation in connection with the procurement of all such Space Leases have been paid in full.

3.11    Management Agreement.    There are no management, franchise, license or similar agreements to which Seller or any affiliate of Seller is a party with Existing Manager or any other affiliate of Marriott International, Inc. relating to the Hotel other than the Existing Management Agreement. To the best of Seller’s knowledge, the Existing Management Agreement is in full force and effect, and (except as described in the Term Sheet) there are no defaults or events that with notice or lapse of time or both would constitute a default by any party under the Existing Management Agreement. Seller has provided to Purchaser correct and complete copies of the Existing Management Agreement and the Term Sheet. There are no amendments, modifications, terminations, side letters, guaranties or other agreements affecting the duties and obligations of the parties to the Existing Management Agreement, except as described in Schedule 3.11.

3.12    Parking Agreements.    To the best of Seller’s knowledge, all Parking Agreements, if any, to which Seller is a party are listed in Schedule 3.12. To the best of Seller’s knowledge, all such Parking Agreements to which Seller is a party are in full force and effect, and there are no defaults or events that with notice or lapse of time or both would constitute a default by any party under any such Parking Agreements. Seller has provided to Purchaser correct and complete copies of all such Parking Agreements to which Seller is a party. To the best of Seller’s knowledge, except as listed in Schedule 3.12, there are no amendments, modifications, terminations, side letters, guaranties or other agreements affecting the duties and obligations of the parties to such Parking Agreements to which Seller is a party. To the best of Seller’s knowledge, the Parking Agreement listed on Schedule 3.12 as the “Valet Parking Agreement” is the only Parking Agreement to which Existing Manager is a party. To the best of Seller’s knowledge, such Valet Parking Agreement is in full force and effect, and there are no defaults or events that with notice or lapse of time or both would constitute a default by any party under such Valet Parking Agreement. Seller has provided to Purchaser correct and complete copies of such Valet Parking Agreement. To the best of Seller’s knowledge, there are no amendments, modifications, terminations, side letters, guaranties or other agreements affecting the duties and obligations of the parties to such Valet Parking Agreement. To the best of Seller’s knowledge, the “Lessee” under the Valet Parking Agreement has licensed valet parking operations under the Valet Parking Agreement to Standard Parking, which is currently operating the valet parking service for the parking facility.

3.13    Environmental Matters.    Seller has provided to Purchaser a correct and complete copy of the reports and materials described on Schedule 3.13 (collectively, “Environmental Reports”). Other than as set forth in the Environmental Reports:

3.13.1    To the best of Seller’s knowledge, Seller and Existing Manager have received no written notice from any governmental authority of any actual or potential violation of or failure to comply with any Environmental Laws with respect to the Hotel which remains uncorrected, or of any actual or threatened obligation to undertake or bear the cost of any environmental, health, or safety clean-up, removal, containment, or other remediation under any Environmental Law with respect to the Hotel which remains unperformed.

3.13.2    To the best of Seller’s knowledge, there are no pending or threatened Actions arising under or pursuant to any Environmental Laws, with respect to or affecting the Hotel.

3.13.3    To the best of Seller’s knowledge, other than (i) Hazardous Substances used in the ordinary course of maintaining and cleaning the Hotel in commercially reasonable amounts, and (ii) Hazardous Substances used as fuels, lubricants or otherwise in connection with vehicles, machinery and equipment located at the Hotel in commercially reasonable amounts, no Hazardous Substances are present on or in the Hotel. To the best of Seller’s knowledge, the Hazardous Substances described in the foregoing clauses (i) and (ii) are being used and disposed of in compliance with all Environmental Laws.

3.13.4    To the best of Seller’s knowledge, there has been no release or threat of release of Hazardous Substances at or from the Hotel.

3.14    Employment Matters.    Seller does not employ any natural person at the Hotel. Neither Seller nor, to the best of Seller’s knowledge, Existing Manager has in existence any collective bargaining agreement or other agreements with any labor union relating to Persons employed in connection with the Hotel.

3.15    Financial Information.    Seller has provided to Purchaser correct and complete copies of the profit and loss statements for the Hotel prepared by Existing Manager for (i) the 1999, 2000 and 2001 Fiscal Years, and (ii) the first four (4) Accounting Periods for the 2002 Fiscal Year. To the best of Seller’s knowledge, such statements are correct in all material respects (except with respect to calculation of the “Basic Incentive Fee,” the “Bonus Incentive Fee,” and Seller’s contribution to the FF&E Reserve under the Existing Management Agreement as described in the Term Sheet and in Section 5.4.3).

3.16    Permits.    To the best of Seller’s knowledge, neither Seller nor Existing Manager has received written notice from any governmental authority that remains uncured regarding (i) any actual or alleged violation of, or failure to comply with, any term or requirement of any of the Permits, or (ii) any actual or alleged revocation, withdrawal, suspension, cancellation, or termination of, or modification to, any of the Permits.

3.17    Existing Loan.    The Existing Loan Documents are listed in Schedule 3.17. All Existing Loan Documents are in full force and effect, and, to the best of Seller’s knowledge, there are no defaults or events that with notice or lapse of time or both would constitute a default by any party under any Existing Loan Document. Seller has provided to Purchaser correct and complete copies of the Existing Loan Documents. There are no amendments, modifications, terminations, subordinations, side letters or other agreements affecting the duties and obligations of the parties to the Existing Loan Documents, except as listed in Schedule 3.17.

3.18    Lease.    Seller has provided to Purchaser a correct and complete copy of the Lease. To the best of Seller’s knowledge, the Lease is in full force and effect, and there are no defaults or events that with notice or lapse of time or both would constitute a default by any party under the Lease. There are no amendments, modifications, terminations, side letters, guaranties or other agreements affecting the duties and obligations of the parties to the Lease.

3.19    Personal Property.    Seller is the owner of good title to the Furnishings, Consumables, Expendables, Miscellaneous Hotel Assets, Permits and Intellectual Property (or good leasehold title in the case of property that is subject to an Equipment Lease), free and clear of all Encumbrances other than the lien of the Existing Loan Documents.

3.20    Budgets.    For purposes of the Existing Management Agreement, (i) the current “Annual Operating Projection” for the 2002 Fiscal Year is attached as Schedule 3.20A, and (ii) the proposed “2002 Capital Expenditure Budget Summary” is attached as Schedule 3.20B.

3.21    Renovation.    All Renovation Agreements to which Seller is a party are listed in Section A of Schedule 3.21A. To the best of Seller’s knowledge, all Renovation Agreements are in full force and effect, and to the best of Seller’s knowledge, there are no defaults or events that with notice or lapse of time or both would constitute a default by any party under any Renovation Agreement. Seller has provided to Purchaser correct and complete copies of the Renovation Agreements. There are no amendments, modifications, terminations, side letters, guaranties or other agreements affecting the duties and obligations of the parties to the Renovation Agreements, except as listed in Schedule 3.21A. The budget attached as Schedule 3.21B (the “Renovation Budget”) sets forth all costs that Seller, as of the Contract Date, anticipates incurring in connection with the Renovation. To the best of Seller’s knowledge, except as disclosed to Purchaser in writing by Seller, neither Seller nor Existing Manager has received written notice from any Person asserting a right or intention to record a mechanics’ lien or materialmen’s lien against the Hotel with respect to the Renovation. To the best of Seller’s knowledge, no invoice relating to the Renovation is thirty (30) or more days past due.

3.22    FF&E Reserve.    As of the commencement of the 2002 Fiscal Year, the amount on deposit in the FF&E Reserve was $9,061,756.00.

3.23    Seller’s Tax Status.    Seller has not elected to be treated as a corporation for federal income tax purposes.

3.24    Sale of Substantially All Assets.    The consummation of the Closing under this Agreement will constitute the sale of substantially all of Seller’s assets.

ARTICLE 4.    PURCHASER’S REPRESENTATIONS AND WARRANTIES

Purchaser hereby represents and warrants to Seller as follows:

4.1    Good Standing.    Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2    Due Authorization.    The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite actions of Purchaser. Assuming the due execution and delivery of this Agreement by Seller, this Agreement constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

4.3    No Violations.    The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated by this Agreement will not: (i) violate any Legal Requirement or any order of any court or governmental authority that is binding on Purchaser; or (ii) result in a breach of or default under (A) any contract or other agreement to which Purchaser is a party or (B) any provision of the organizational documents of Purchaser.

4.4    Bankruptcy.    Purchaser is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets.

4.5    Litigation.    There are no Actions pending or, to the knowledge of Purchaser, threatened against Purchaser before any court or governmental authority, an adverse determination of which would materially adversely affect Purchaser’s ability to enter into or perform this Agreement.

ARTICLE 5.    ACTIONS PENDING CLOSING AND OTHER COVENANTS

5.1    Due Diligence Period.

5.1.1    Prior to Closing, Purchaser shall have the right, upon reasonable notice to Seller and Existing Manager, at its own risk, cost and expense, to enter, or cause its agents or representatives to enter, upon the Hotel for the purpose of making such surveys, tests, inspections, investigations and/or studies of the Hotel, as Purchaser may, in its sole discretion, deem desirable. In addition, Purchaser may conduct such architectural, environmental, economic, feasibility, and other studies of the Hotel as Purchaser may, in its sole discretion, deem desirable. Prior to any invasive testing of the Hotel, or any entry onto the Land or the Hotel, Purchaser shall obtain Seller’s approval of the scope of Purchaser’s testing and of the insurance coverage of Purchaser and its agents and contractors, which approval Seller agrees not to unreasonably withhold. All inspections of the Hotel shall be conducted in a manner not unreasonably disruptive to, or likely to materially interfere with, Existing Manager, tenants, guests, invitees or employees at the Hotel, and Purchaser shall indemnify and hold Seller harmless from any claims, damages, demands, penalties, causes of action, losses, costs and expenses (including reasonable attorneys’ fees) for personal injury, property damage or loss or lien claims asserted by any Person to the extent caused by acts or omissions of Purchaser or its representatives or independent contractors in the course of Purchaser’s inspection of the Hotel prior to Closing. Notwithstanding any other provision of this Agreement to the contrary, the foregoing indemnity shall survive Closing or any termination of this Agreement.

5.1.2    At any time prior to 6:00 p.m. (local Boston, Massachusetts time) on June 7, 2002 (“Due Diligence Period”), Purchaser, in its sole discretion, shall have the right to give written notice to Seller that it is terminating this Agreement. Upon any such termination, the Deposit shall be immediately returned to Purchaser and neither party shall have any further liabilities or obligations under this Agreement other than those that expressly survive termination of this Agreement. Failure of Purchaser to notify Seller of its termination of this Agreement pursuant to this Section 5.1.2 shall be deemed a waiver by Purchaser of such termination right.

5.1.3    In connection with Purchaser’s review during the Due Diligence Period, Seller shall promptly deliver to Purchaser, or make available to Purchaser at the Hotel, all documents reasonably requested by Purchaser that are in Seller’s possession and that deal directly or indirectly with the Hotel. In connection with Purchaser’s review during the Due Diligence Period, Seller shall use commercially reasonable efforts to cause the Existing Manager to deliver promptly to Purchaser, or to make available to Purchaser at the Hotel, all documents reasonably requested by Purchaser that are in the Existing Manager’s possession and that deal directly or indirectly with the Hotel.

5.2    Title and Survey.

5.2.1    Purchaser shall cause the Title Company to deliver to Purchaser and Seller a current commitment for a Leasehold Policy of Title Insurance (“Title Commitment”) with respect to the Hotel, with copies of all documents referred to in the Title Commitment (the “Title Documents”).

5.2.2    At its option, Purchaser may obtain a current survey of the Land and Improvements (“Survey”), which Survey shall be in accordance with the Minimum Standard Detail Requirements and Classifications for ALTA/ACSM Land Title Surveys

published in 1999. If Purchaser elects to obtain a Survey, Purchaser shall provide a copy of the Survey to Seller promptly upon its completion.

5.2.3    On or before June 7, 2002 (“Title Objection Date”), Purchaser shall notify Seller of any items (“Objections”) in the Title Commitment or Survey to which Purchaser objects. Except to the extent that Purchaser notifies Seller of any Objections in accordance with the foregoing sentence, and except for any items that Seller is otherwise obligated to cure at or prior to the Closing in accordance with this Agreement, any item reflected in the Title Commitment or the Survey shall be deemed to have been approved by Purchaser and shall be Permitted Exceptions for all purposes under this Agreement. Seller shall cure those matters described in Section 5.2.4 and, in addition, Seller may, but except as expressly provided herein shall not be obligated to, cure those matters not described in Section 5.2.4 but as to which Purchaser has timely notified Seller of its Objection, to Purchaser’s and the Title Company’s reasonable satisfaction. Seller shall give notice to Purchaser on or before two (2) business days following Seller’s receipt of notice of the Objections from Purchaser, stating whether Seller agrees to cure each such Objection prior to the Closing. If Seller fails timely to give such notice, then Seller shall be conclusively deemed to have elected not to cure any such Objections other than those matters described in Section 5.2.4. If Seller elects (or is deemed to elect) not to agree to cure any such Objections, then Purchaser may either (i) waive such Objections, in which event such waived Objections shall become Permitted Exceptions for all purposes under this Agreement or (ii) terminate this Agreement by written notice to Seller, whereupon the Deposit shall be promptly returned to Purchaser and the parties shall have no further rights or liabilities under this Agreement other than those that expressly survive the termination of this Agreement. Purchaser shall make the election described in the preceding sentence by written notice to Seller on or before two (2) business days following receipt of Seller’s notice (or Seller’s deemed election, if Seller shall fail to provide such notice), and in the event Purchaser does not make such election, Purchaser shall be conclusively deemed to have waived all Objections other than those described in Section 5.2.4 and those that Seller has agreed to cure in accordance with this Section 5.2.3. Seller shall cure at or before the Closing any Objection that it has agreed to cure in accordance with this Section 5.2.3.

5.2.4    Whether or not Purchaser shall have notified Seller of any Objection thereto, Seller shall cure at or before the Closing (i) any mortgage, deed of trust or similar lien affecting the Hotel other than the lien of the Existing Loan Documents, and (ii) any mechanics’ lien (except inchoate liens arising under the Renovation Agreements), judgment lien or other monetary lien affecting the Hotel, which may be removed by the payment of a liquidated sum of money, and Seller may not refuse to cure the same. Seller may use a portion of the Purchase Price to effect such cure at Closing.

5.2.5    On the Closing Date, Seller shall convey to Purchaser good and marketable leasehold title to the Land, and good and marketable title to all other elements of the Hotel, subject only to the Permitted Exceptions. From and after the Contract Date and prior to Closing, Seller shall not record, or consent to the recording of, any Encumbrance in the land records affecting title to the Hotel without the prior written consent of Purchaser.

5.3    Operation of Hotel.    Prior to Closing, unless Purchaser consents otherwise in writing, which consent may be given or withheld in Purchaser’s reasonable discretion:

5.3.1    Seller shall not take any action or fail to take any action which would cause Existing Manager to continue to operate the Hotel other than in the ordinary course consistent with the practices and procedures in effect as of the Contract Date and the Existing Management Agreement, including with respect to the level of Expendables and Consumables and the manner in which the Hotel is repaired and maintained, except to the extent that this Agreement expressly provides otherwise. Seller shall not commit or knowingly permit to be committed any waste with respect to the Hotel.

5.3.2    Seller shall continue to maintain the insurance currently carried by Seller (or by Existing Manager on behalf of Seller) with respect to the Hotel.

5.3.3    Seller shall not enter into, terminate, amend or otherwise modify any Contract, Equipment Lease or Space Lease. To the extent Seller has a right of approval under the Existing Management Agreement, Seller shall not approve the entering into, termination, amendment or other modification of any Operating Agreement without Purchaser’s prior written consent. Prior to Closing, Seller shall (i) comply with all of its obligations under the Contracts, Equipment Leases and Spaces Leases, if any, (ii) use reasonable efforts to cause the other parties to the Contracts, Equipment Leases and Space Leases to comply with their respective obligations thereunder, and (iii) not waive or release any material liability or obligation under any Contract, Equipment Lease or Space Lease.

5.3.4    Seller shall not, and shall not permit, subject to Existing Manager’s rights under the Existing Management Agreement, Existing Manager to, market, sell, pledge, convey, remove or permit or suffer the removal of or offer to sell any portion of the Hotel, except for items sold or consumed in the ordinary course of business or rendered obsolete or unnecessary by the Renovation.

5.3.5    Seller shall, and shall use commercially reasonable efforts to cause Existing Manager to, cooperate with Purchaser in all reasonable respects in connection with the transfer to Purchaser of existing Permits held by Seller or the issuance of new Permits to Purchaser each to be effective no earlier than Closing.

5.3.6    Seller shall pay (or cause to be paid by Existing Manager) all personal, real property, sales, use, occupancy, rooms, income, franchise, gross receipts and other taxes (“Taxes”) which become due and payable by Seller or accrue or relate to any period prior to Closing in connection with the Hotel, provided that upon notice to Purchaser, Seller may contest the imposition of any such taxes in good faith and by appropriate proceedings.

5.4    Existing Management Agreement.

5.4.1    Prior to Closing, Seller shall (i) comply with all of its obligations under the Existing Management Agreement, (ii) use reasonable efforts to cause Existing

Manager to comply with its obligations tinder the Existing Management Agreement, (iii) except as set forth in Section 5.4.3, not modify the Existing Management Agreement, or waive or release any material liability or obligation thereunder, and (iv) not terminate the Existing Management Agreement.

5.4.2    Prior to Closing, Seller shall use commercially reasonable efforts to cause Existing Manager to deliver to Purchaser an estoppel certificate (“Manager’s Estoppel Certificate”) in the form of Exhibit E, dated on or prior to the Closing Date. If Seller is unable to cause Existing Manager to deliver such Manager’s Estoppel Certificate to Purchaser, then Seller shall deliver to Purchaser at Closing a certificate, executed by Seller and dated as of the Closing Date, covering the same information as is required under the Manager’s Estoppel Certificate (“Seller’s Management Agreement Estoppel Certificate”). Seller’s Management Agreement Estoppel Certificate shall provide that Seller indemnifies and holds Purchaser harmless in the event that any information in Seller’s Management Agreement Estoppel Certificate is incorrect in any material respect, such agreement to indemnify Purchaser to expressly survive Closing.

5.4.3    Prior to or concurrently with the Closing, Seller shall settle all claims of Existing Manager for additional “Basic Incentive Fees” and “Bonus Incentive Fees” under the Existing Management Agreement that are based upon treating deposits into the FF&E Reserve as a “Deduction” (as all such terms are defined in the Existing Management Agreement). Seller shall not, in such settlement or otherwise, waive or release Existing Manager from any claims Seller may have against Existing Manager other than claims directly relating to the payment of such incentive fees to Existing Manager.

5.5    Lease.

5.5.1    Prior to Closing, Seller shall (i) comply with all of its obligations under the Lease, (ii) use reasonable efforts to cause the Lessor to comply with its obligations under the Lease, (iii) not modify the Lease, or waive or release any material liability or obligation thereunder, and (iv) not terminate the Lease.

5.5.2    Prior to Closing, Seller shall use commercially reasonable efforts to cause the Lessor to deliver to Purchaser an estoppel certificate (“Lessor’s Estoppel Certificate”) in the form of Exhibit F, dated on or prior to the Closing Date.

5.6    Parking Agreements.

5.6.1    Prior to Closing, Seller shall (i) comply with all of its obligations under the Parking Agreements, (ii) use reasonable efforts to cause the parties to the Parking Agreements to comply with their obligations under the Parking Agreements, (iii) not modify the Parking Agreements, or waive or release any material liability or obligation thereunder, (iv) not terminate the Parking Agreements, and (v) not enter into any other agreements regarding the operation of the parking garage within the Hotel.

5.6.2    Prior to Closing, Seller shall (i) use commercially reasonable efforts to cause the parties to the Parking Agreement listed on Schedule 3.12 as the

“Valet Parking Agreement” to deliver to Purchaser an estoppel certificate (“Valet Parking Estoppel Certificate”) in the form of Exhibit G, dated on or prior to the Closing Date, and (ii) cause the parties to the Parking Agreement listed on Schedule 3.12 as the “Sublease” to deliver to Purchaser an estoppel certificate (together with the Valet Parking Estoppel Certificate, “Parking Estoppel Certificates”) in the form of Exhibit H, dated on or prior to the Closing Date.

5.7    Existing Loan.

5.7.1    Prior to Closing, Seller shall (i) comply with all of its obligations under the Existing Loan Documents, (ii) use reasonable efforts to cause Existing Lender to comply with its obligations under the Existing Loan Documents, (iii) not modify the Existing Loan Documents, or waive or release any material liability or obligation thereunder, and (iv) not terminate the Existing Loan Documents.

5.7.2    Prior to Closing, Seller shall use commercially reasonable efforts to cause Existing Lender to deliver to Purchaser an estoppel certificate (“Lender’s Estoppel Certificate”) in the form of Exhibit I, dated on or prior to the Closing Date.

5.7.3    Promptly following the Contract Date, Seller and Purchaser shall use commercially reasonable efforts (but without any material expense to Seller) to cause Existing Lender to approve (i) the transaction contemplated by this Agreement and the continuation of the Existing Loan from and after Closing, (ii) the lease of the Hotel by Purchaser, from and after Closing, to a taxable REIT subsidiary of Purchaser, (iii) the amendment dated as of February 1, 2002 to the original Chilled Water Agreement, and (iv) the release of Seller and its affiliates from liabilities accruing from and after Closing under the existing Guaranty and Unsecured Indemnity that are included within the Existing Loan Documents. Such approval shall be on terms and conditions, and pursuant to documentation (the “Loan Continuation Documents”), reasonably acceptable to Seller and Purchaser. All fees and charges of Existing Lender relating to such approval and the Loan Continuation Documents shall be paid by Purchaser.

5.8    Chilled Water Agreement.

5.8.1    Prior to Closing, Seller shall (i) comply with all of its obligations under the Chilled Water Agreement, (ii) use reasonable efforts to cause the “Central Tenant” to comply with its obligations under the Chilled Water Agreement, (iii) not modify the Chilled Water Agreement, or waive or release any material liability or obligation thereunder, and (iv) not terminate the Chilled Water Agreement.

5.8.2    Prior to Closing, Seller shall cause the Central Tenant to deliver to Purchaser an estoppel certificate (“Chilled Water Estoppel Certificate”) in the form of Exhibit J, dated on or prior to the Closing Date.

5.9    Easement Agreements.

5.9.1    Prior to Closing, Seller shall (i) comply with all of its obligations under the easement agreements identified on Schedule 5.9 (the “Easement

Agreements”), (ii) use reasonable efforts to cause the parties to the Easement Agreements to comply with their obligations under the Easement Agreements, (iii) not modify the Easement Agreements, or waive or release any material liability or obligation thereunder, and (iv) not terminate the Easement Agreements.

5.9.2    Prior to Closing, Seller shall cause the “Central Tenant” (as defined in the Easement Agreements) to deliver to Purchaser an estoppel certificate (“Easement Estoppel Certificate”) in the form of Exhibit K, dated on or prior to the Closing Date

5.10    Renovation.    Prior to Closing, Seller shall (i) execute, or cause Existing Manager to execute, all of the Renovation Agreements, (ii) comply with all of its obligations under the Renovation Agreements, (iii) use reasonable efforts to cause the parties to the Renovation Agreements to comply with their obligations under the Renovation Agreements, (iv) not modify the Renovation Agreements, or waive or release any material liability or obligation thereunder, (v) not terminate the Renovation Agreements, (vi) continue, or shall cause Existing Manager to continue, the Renovation program, (vii) promptly notify Purchaser of any material change in the Renovation Budget, and (viii) promptly obtain the consent of all parties to the Renovation Agreements whose consent is required for the assignment of Seller’s interest therein to Purchaser.

5.11    Notification.    Prior to Closing, Seller and Purchaser shall each promptly notify the other in writing if it becomes aware of any fact or condition that causes or constitutes a breach of any of Seller’s or Purchaser’s representations or warranties as of the Contract Date, or if it becomes aware of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Prior to Closing, each of Seller and Purchaser shall promptly notify the other in writing if it becomes aware of the occurrence of any breach of any covenant in this Article 5 or of the occurrence of any event that makes the satisfaction of the conditions in Article 6 impossible or unlikely.

5.12    Satisfaction of Conditions.    Prior to Closing, Seller and Purchaser shall each use commercially reasonable efforts to satisfy the conditions to Closing set forth in Article 6.

5.13    Liquor License.

5.13.1    Promptly following the Contract Date, Purchaser, at its sole cost and expense, shall make all necessary applications for, and shall diligently pursue, issuance of all licenses and approvals required under any Legal Requirements for the continued sale of alcoholic beverages at the Hotel from and after the Closing Date consistent with the practices and procedures in effect as of the Contract Date (collectively, “New Liquor License”). Purchaser shall keep Seller informed of the status of such applications, and shall promptly respond to Seller’s inquiries regarding the status of the same. Seller shall use good faith, commercially reasonable efforts, without cost to

Seller, to assist Purchaser and to obtain the cooperation of Existing Manager in assisting Purchaser in obtaining the New Liquor License.

5.13.2    If the New Liquor License has not been issued with respect to the Hotel as of the date that Closing is otherwise required to occur under this Agreement, Seller shall, and shall use good faith, commercially reasonable efforts to cause Existing Manager to, enter into an interim liquor management agreement (“Interim Liquor Agreement”) that will permit Existing Manager to continue the sale of alcoholic beverages at the Hotel from and after the Closing Date consistent with the practices and procedures in effect as of the Contract Date, provided that the Interim Liquor Agreement is, in the judgment of Seller and Purchaser, each acting reasonably and in good faith, permitted by local custom or practice and Legal Requirements. The Interim Liquor Agreement shall (i) be in form and substance reasonably satisfactory to Seller and Purchaser, (ii) if Seller is a party, provide for the indemnification by Purchaser of Seller with respect to all liabilities related to the sale or consumption of alcoholic beverages at the Hotel from and after the Closing Date, and (iii) expire on the earlier to occur of issuance of the New Liquor License or the date that is one hundred eighty (180) days after the Closing Date.

5.14    Ownership of Mall.    Purchaser acknowledges that Seller has disclosed to Purchaser that as of the Contract Date, (i) an affiliate of Seller is the managing member of Copley Place Associates, LLC, the owner of the shopping mall adjoining the Hotel, and (ii) such affiliate is in the process of transferring, directly or indirectly, such membership interest to an affiliate of Simon Property Group, Inc.

ARTICLE 6.    CONDITIONS TO CLOSING

6.1    Purchaser’s Conditions to Closing.    The obligation of Purchaser to consummate the Closing shall be subject to the satisfaction of each of the following conditions, any or all of which may be waived in whole or in part by Purchaser:

6.1.1    Each of Seller’s representations and warranties set forth in this Agreement shall be correct in all material respects as of the Closing Date, and Seller shall have delivered to Purchaser a certificate to that effect pursuant to Section 7.2.6.

6.1.2    Seller shall have performed all of its obligations under this Agreement required at or prior to Closing in all material respects.

6.1.3    The Title Company shall be unconditionally committed to issue the Title Policy to Purchaser, effective as of the Closing Date, except to the extent that the failure of this condition results from the failure of Purchaser to obtain the Title Commitment pursuant to Section 5.2.

6.1.4    If required under any Legal Requirements for the continued sale of alcoholic beverages at the Hotel from and after the Closing Date consistent with the practices and procedures in effect as of the Contract Date, a New Liquor License shall have been issued with respect to the Hotel, or Seller or Existing Manager shall have entered into an Interim Liquor Agreement in accordance with Section 5.13.

6.1.5    Purchaser shall have received either the executed Manager’s Estoppel Certificate or Seller’s Management Agreement Estoppel Certificate.

6.1.6    Purchaser shall have received the executed Lessor’s Estoppel Certificate.

6.1.7    Purchaser shall have received the executed Parking Estoppel Certificates, Chilled Water Estoppel Certificate, Easement Estoppel Certificates, and Lender’s Estoppel Certificate, each dated on or prior to the Closing Date.

6.1.8    Existing Lender shall have (i) approved the transaction contemplated by this Agreement and the lease of the Hotel by Purchaser from and after Closing to a taxable REIT subsidiary of Purchaser, (ii) executed and delivered the Loan Continuation Documents, (iii) approved the amendment dated as of February 1, 2002 to the original Chilled Water Agreement, and (iv) executed and delivered the release of Seller and its affiliates from liabilities accruing from and after Closing under the existing Guaranty and Unsecured Indemnity that are included within the Existing Loan Documents.

6.1.9    There are no Actions pending against Seller or affecting the Hotel before any court or governmental authority, an adverse determination of which could reasonably be expected to have a material adverse effect on the operation of the Hotel or the consummation of the transactions contemplated hereby.

6.2    Failure of Purchaser’s Condition.    In the event of the failure of any condition precedent set forth in Section 6.1, and such failure has not be cured by June 14, 2002, Purchaser, at its sole election, may (i) terminate this Agreement and receive a return of the Deposit, in which event neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement other than those that expressly survive termination of this Agreement, or (ii) waive the condition and proceed to Closing. If the failure of any condition precedent set forth in Section 6.1 arises from Seller’s breach of this Agreement, Purchaser may also avail itself of any remedies provided in Section 8.3.

6.3    Seller’s Conditions to Closing.    The obligation of Seller to consummate the Closing shall be subject to the satisfaction of each of the following conditions, any or all of which may be waived in whole or in part by Seller:

6.3.1    Each of Purchaser’s representations and warranties set forth in this Agreement shall be correct in all material respects as of the Closing Date, and Purchaser shall have delivered to Seller a certificate to that effect pursuant to Section 7.3.5.

6.3.2    Purchaser shall have performed all of its obligations under this Agreement required at or prior to Closing in all material respects.

6.3.3    Existing Lender shall have approved the transaction contemplated by this Agreement and executed and delivered the Loan Continuation Documents.

6.4    Failure of Seller’s Condition.    In the event of the failure of any condition precedent set forth in Section 6.3, and such failure has not been cured by June 14, 2002, Seller, at its sole election, may (i) terminate this Agreement, in which event neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement other than those that expressly survive termination of this Agreement, or (ii) waive the condition and proceed to Closing. If such failure arises from Purchaser’s breach of this Agreement, Seller may also avail itself of any remedies provided in Section 8.2.

ARTICLE 7.    CLOSING

7.1    Closing.    Closing shall be held on June 14, 2002. Seller and Purchaser acknowledge that time is of the essence with respect to such date, and that Purchaser shall have no obligation to proceed to Closing on any date after June 14, 2002. Closing shall be held at the offices of Hill and Barlow, One International Place, Boston, Massachusetts.

7.2    Seller’s Closing Deliveries.    At or prior to Closing, Seller shall deliver to Escrow Agent the following:

7.2.1    An assignment and assumption in the form of Exhibit A, transferring to Purchaser all of Seller’s right, title and interest in and under the Lease, duly executed and acknowledged by the Seller and dated as of the Closing Date.

7.2.2    A bill of sale in the form of Exhibit B, transferring to Purchaser all of Seller’s right, title and interest in and to the Furnishings, Consumables, Expendables, Miscellaneous Hotel Assets, assignable Permits, and Intellectual Property, duly executed by Seller and dated as of the Closing Date.

7.2.3    An assignment and assumption in the form of Exhibit C, transferring to Purchaser all of Seller’s right, title and interest in and to the Contracts, Equipment Leases, Space Leases, Parking Agreements, Renovation Agreements, the Chilled Water Agreement, the Easement Agreements and the Operating Agreements, duly executed by Seller and dated as of the Closing Date.

7.2.4    An assignment and assumption in the form of Exhibit D, transferring to Purchaser all of Seller’s right, title and interest in and to the Existing Management Agreement (including without limitation Seller’s rights under the Existing Management Agreement to receive any return of working capital), duly executed by Seller and dated as of the Closing Date.

7.2.5    The Loan Continuation Documents, duly executed by Seller and dated as of the Closing Date.

7.2.6    A certificate, duly executed by Seller, confirming that its representations and warranties set forth in this Agreement are correct as if made on the Closing Date (or noting any exceptions).

7.2.7    Any Interim Liquor Agreement required pursuant to Section 5.13, duly executed by Seller or Existing Manager, as applicable.

7.2.8    An owners title affidavit, in such form as may be reasonably required by the Title Company to eliminate the standard exceptions in the Title Policy (other than the exception for a current survey of the Land).

7.2.9    Such evidence of the power and authority of Seller to consummate the transactions described in this Agreement as may be reasonably required by Purchaser or Title Company.

7.2.10    An affidavit, in the form required by the Code and the regulations issued pursuant thereto, to the effect that Seller is not a foreign person within the meaning of the Code.

7.2.11    To the extent in Seller’s possession or control, an original counterpart of the Lease.

7.2.12    To the extent within the possession of Seller, original counterparts of the Chilled Water Agreement, Easement Agreements, Contracts, Equipment Leases, Space Leases, Existing Management Agreement, Existing Loan Documents, assignable Permits, Renovation Agreements, and all other agreements, instruments or documents relating to the Hotel or the use and operation thereof. Delivery of the foregoing items at the Hotel on the Closing Date shall constitute compliance with this Section 7.2.12.

7.2.13    To the extent within the possession of Seller, all Miscellaneous Hotel Assets relating to the Hotel or the use and operation thereof. Delivery of the foregoing items at the Hotel on the Closing Date shall constitute compliance with this Section 7.2.13.

7.2.14    Such documentation as may be required by Purchaser and the banks or other financial institutions holding the accounts of the Hotel, to effect the transfer of all of such accounts to Purchaser as of the Closing.

7.2.15    Such other documents and instruments as are customary and as may be reasonably requested by Purchaser or the Escrow Agent to effectuate the transactions contemplated by this Agreement.

7.3    Purchaser’s Closing Deliveries.    At or prior to Closing, Purchaser shall deliver to Escrow Agent the following:

7.3.1    The assignment and assumption in the form of Exhibit A, duly executed by Purchaser, and dated as of the Closing Date.

7.3.2    An assignment and assumption in the form of Exhibit C, duly executed by Purchaser, and dated as of the Closing Date.

7.3.3    An assignment and assumption in the form of Exhibit D, duly executed by Purchaser, and dated as of the Closing Date.

7.3.4    The Loan Continuation Documents, duly executed by Purchaser, and dated as of the Closing Date.

7.3.5    A certificate, duly executed by Purchaser, confirming that its representations and warranties set forth in this Agreement are correct as if made on the Closing Date (or noting any exceptions). If Purchaser shall have assigned this Agreement pursuant to Section 12.1, such certificate may modify the representations and warranties in Sections 4.1 and 4.2 to the extent necessary to reflect the nature of the legal entity comprised by the assignee.

7.3.6    Any Interim Liquor Agreement required pursuant to Section 5.13, duly executed by Purchaser or Existing Manager.

7.3.7    Such evidence of the power and authority of Purchaser to consummate the transactions described in this Agreement as may be reasonably required by Seller or the Title Company.

7.3.8    The portion of the Purchase Price payable in cash pursuant to Section 2.2.2, as adjusted pursuant to Article 10.

7.3.9    Such other documents and instruments as are customary and as may be reasonably requested by Seller or Escrow Agent to effectuate the transactions contemplated by this Agreement.

7.4    Costs.    Purchaser shall pay (i) the cost of the Survey obtained pursuant to Section 5.2, the premiums for the Title Policy and any title policy issued to Existing Lender, and the cost of all endorsements to such title insurance policies, (ii) all local transfer and recordation taxes and fees in connection with the transaction, (iii) all costs of Purchaser’s due diligence, (iv) the fees and expenses of Purchaser’s attorneys, advisors, accountants and consultants, (v) the fees and expenses of Existing Lender in connection with the transaction, (vi) the commission of the Broker pursuant to Section 12.5, and (vii) a fee to L&B in the amount of $806,250, payable at Closing. Seller shall pay (i) all local transfer and recordation taxes and fees with respect to any document that Seller is required to obtain or provide pursuant to Section 5.2 relating to an Objection, and (ii) the fees and expenses of Seller’s attorneys, advisors, accountants and consultants. Any other closing costs typically paid by sellers or purchasers of real estate shall be paid by Seller and Purchaser, respectively, in accordance with local custom.

7.5    Indemnification.

7.5.1    Subject to any express provisions of this Agreement to the contrary, from and after Closing, Seller shall indemnify Purchaser and hold Purchaser harmless from and against any and all damages, liabilities, losses, claims, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Damages”) paid or incurred by Purchaser due to (i) any breach of any representation or warranty made by Seller in this Agreement or any other Transaction Document, (ii) any breach of any covenant made by Seller in this Agreement or any other Transaction Document, (iii) liabilities to a third party that are based upon the use, maintenance, operation or construction of the Hotel occurring prior to the Closing (other than those liabilities which are specifically the obligation of Purchaser set forth in this Agreement or which Purchaser has accepted pursuant to Section 2.4), (iv) liabilities to a third party accruing prior to the Closing under the Contracts, Equipment Leases, Space Leases, the Existing Management Agreement, the Parking Agreements, the Lease, the Chilled Water Agreement, the Easement Agreements, and the Existing Loan Documents (other than those liabilities which are specifically assumed by Purchaser under this Agreement), (v) liabilities to third parties under the agreements listed on Schedule 3.21A that are based upon any personal injury, death or property damage occurring prior to Closing, and (vi) Taxes accruing prior to the Closing in connection with the ownership or operation of the Hotel.

7.5.2    Subject to any express provisions of this Agreement to the contrary, from and after Closing, Purchaser shall indemnify Seller and hold Seller harmless from and against any and all Damages paid or incurred by Seller due to (i) any breach of any representation or warranty made by Purchaser in this Agreement or any other Transaction Document, (ii) any breach of any covenant made by Purchaser in this Agreement or any other Transaction Document, (iii) liabilities to a third party that are based upon the use, maintenance, operation or construction of the Hotel occurring from and after the Closing (other than those liabilities which are specifically the obligation of Seller set forth in this Agreement), (iv) any liability with respect to which Purchaser receives a credit at Closing pursuant to Article 10 of this Agreement, to the extent of such credit, (v) liabilities to a third party accruing from and after Closing under the Contracts, Equipment Leases, Space Leases, the Existing Management Agreement, the Parking Agreements, the Lease, the Chilled Water Agreement, the Easement Agreements, and the Existing Loan Documents, including fees in the nature of transfer fees or prepayment fees or penalties in connection with the sale of the Hotel to Purchaser (other than those liabilities which are specifically allocated to Seller under this Agreement), (vi) liabilities under the agreements listed on Schedule 3.21A, whether accrued or incurred before or after Closing, other than those liabilities described in clause (v) of Section 7.5.1, and (vii) Taxes accruing from and after the Closing in connection with the ownership or operation of the Hotel.

7.5.3    The obligations of Seller under Section 7.5.1 and of Purchaser under Section 7.5.2 shall not (i) extend to any Damages arising out of the alleged presence at, or release or disposal from, the Hotel of any Hazardous Substance, or the alleged violation of any Environmental Laws, (ii) impose any obligation to repair, maintain, improve or otherwise alter the physical condition of the Hotel as a result of a violation of any Legal Requirement (including without limitation zoning and building codes and the Americans with Disabilities Act) which exists on or before the Closing Date and does not otherwise violate a representation or warranty set forth in this Agreement, or (iii) impose any obligation to repair, maintain, improve or otherwise alter the physical condition of the Hotel in any manner on or before the Closing Date that does not otherwise constitute a breach of any covenant in this Agreement.

7.5.4    From and after Closing, the indemnification provisions in this Section 7.5 shall be the exclusive remedies of Seller and Purchaser in connection with anv of the matters described in this Section 7.5, and each party hereby waives any other rights or remedies it may have under applicable law or at equity in connection therewith.

7.5.5    Whenever either party shall learn through the filing of a claim or the commencement of a proceeding or otherwise of the existence of any liability for which the other party is or may be responsible under this Agreement, the party learning of such liability shall notify the other party promptly and furnish such copies of documents (and make originals thereof available) and such other information as such party may have that may be used or useful in the defense of such claims and shall afford said other party full opportunity to defend the same in the name of such party and generally shall cooperate with said other party in the defense of such claim.

7.5.6    Notwithstanding any other provision of this Agreement, Seller’s liability under Section 7.5.1 shall not exceed in the aggregate $2,500,000.00.

7.5.7    Seller agrees that until the date that is one hundred and five (105) days after the close of the 2002 Fiscal Year, Seller shall retain and not distribute to its members not less than $2,500,000 of liquid assets. Seller further agrees that from the date described in the foregoing sentence until one (1) year after the Closing Date, Seller shall retain and not distribute to its members not less than $1,000,000.00 of liquid assets. Nothing set forth in this Section 7.5.7 shall be deemed a waiver by Purchaser of any provision or protection under applicable law.

7.6    Delivery of Records and Contracts.    At Closing, Seller shall deliver to Purchaser copies of all of its files, business records, books, and other data relating to the Hotel (other than documents subject to attorney-client privilege and documents constituting Seller’s internal analysis of any sale of the Hotel), and Seller shall take all requisite steps to put Purchaser in actual possession and operating control of the Hotel, subject to the Existing Management Agreement and the rights of tenants under Space Leases.

7.7    Tax Clearance.    Promptly following the Contract Date, Seller shall apply for and use reasonable efforts to obtain a certificate or similar evidence from the Commissioner of Revenue of the Commonwealth of Massachusetts, that no sales or use taxes are owed by Seller or the Hotel. Seller shall promptly provide to Purchaser a copy of such certificate or evidence, or such other correspondence and materials as Seller shall receive from the Commissioner of Revenue in response to such request of Seller.

ARTICLE 8.    ESCROW, DEFAULT, REMEDIES

8.1    Escrow Terms.    The Deposit shall be held and released by Escrow Agent in accordance with the Escrow Agreement.

8.2    Purchaser’s Default.    If Purchaser defaults in its obligation to proceed to Closing in accordance with this Agreement, or if any condition set forth in Section 6.3.1 or 6.3.2 is not satisfied and Seller elects not to proceed to Closing, and if such default is not cured and/or such condition is not satisfied within five (5) days after Seller has given Purchaser notice of the same (but in no event later than June 14, 2002), then the Escrow Agent shall disburse the Deposit to Seller in accordance with the Escrow Agreement, as full and complete liquidated damages, and as the exclusive and sole right and remedy of Seller. Upon payment of the Deposit to Seller pursuant to this Section 8.2, this Agreement shall terminate and neither party shall have any further obligations or liabilities to the other party, except for obligations that expressly survive termination of this Agreement. Purchaser acknowledges that Seller’s actual damages caused by Purchaser’s default in its obligation to proceed to Closing would be difficult to determine precisely and that the Deposit, as liquidated damages, is a fair and reasonable approximation. Seller hereby waives any right to damages (including actual, consequential, punitive or otherwise) other than receipt of the Deposit, or to any equitable relief, as a result of Purchaser’s default in its obligation to proceed to Closing in accordance with this Agreement.

8.3    Seller’s Default.    If Seller defaults in its obligation to proceed to Closing in accordance with this Agreement, or if any condition set forth in Section 6.1.1 or 6.1.2 is not satisfied and Purchaser elects not to proceed to Closing, and if such default is not cured and/or such condition is not satisfied within five (5) days after Purchaser has given Seller notice of the same (but in no event later than June 14, 2002), then Purchaser shall be entitled to, as its sole remedy, any or all of (i) specific performance of this Agreement, (ii) return of the Deposit in accordance with the Escrow Agreement, and (iii) in the case of a willful and intentional default of Seller in its obligation to proceed to Closing, or a willful and intentional failure to satisfy any condition set forth in Section 6.1, recovery of Purchaser’s actual out-of-pocket costs incurred in connection with the transaction described in this Agreement.

8.4    Survival.    Covenants and agreements contained in this Agreement which by their nature are intended to be performed after the Closing shall survive the Closing for a period of one (1) year after the Closing Date. The representations, warranties and indemnities of Seller and Purchaser set forth in this Agreement shall survive Closing until the date that is one (1) year after the Closing Date, and any action on any such representation, warranty or indemnity must be instituted (but not settled or finally adjudicated) on or before such date. Notwithstanding the foregoing, the indemnity obligations of Seller and Purchaser under Section 7.5 shall survive Closing indefinitely (except for the indemnity obligations in Section 7.5.1(i) and 7.5.2(i) which shall survive Closing until settled or otherwise finally adjudicated, provided that any action on any such indemnity obligations be instituted on or before the date that is one (1) year after the Closing Date). Nothing set forth in the foregoing sentence (including the word “indefinitely”) shall be deemed or construed to waive or extend any underlying statute of limitation that applies to any third party claims that are the subject of Section 7.5.

ARTICLE 9.    CASUALTY AND CONDEMNATION

9.1    Notice to Purchaser.    Seller shall give Purchaser prompt notice of (i) any pending or threatened condemnation affecting the Hotel of which Seller becomes aware,

and (ii) any fire or other casualty of which Seller becomes aware occurring prior to Closing that affects the Hotel.

9.2    Minor Casualty or Condemnation.    If prior to Closing, (i) condemnation proceedings are commenced against all or any portion of the Hotel, and such proceedings do not materially adversely affect the continued operation of the Hotel in substantially the same manner as such Hotel is operated on the Contract Date, or (ii) the Hotel is damaged by fire or other casualty to the extent that the cost of repairing such damage is reasonably estimated by Seller and Purchaser, each acting reasonably and in good faith, to be $10,000,000 or less, then this Agreement shall continue in full force and effect and the Purchase Price shall not be reduced except as hereinafter set forth, but Purchaser shall be entitled to an assignment of all of the proceeds payable to the Seller of fire or other casualty insurance (other than those proceeds actually used by Seller to restore the Hotel prior to the Closing) and business interruption insurance proceeds (if any) payable with respect to the period from and after Closing or of the condemnation award payable to Seller, as the case may be, and Seller shall have no obligation to repair or restore the Hotel; provided that the Purchase Price shall be reduced by the “deductible” applied by Seller’s insurer with respect to such fire or casualty and not paid by Seller prior to Closing.

9.3    Major Casualty or Condemnation.    If prior to Closing, (i) condemnation proceedings are commenced against all or any material portion of the Hotel and such proceedings are not covered by Section 9.2, or (ii) the Hotel is damaged by fire or other casualty and such damage is not covered by Section 9.2, Purchaser shall have the right, upon notice in writing to the Seller delivered within ten (10) days after Seller gives Purchaser notice of such matter as described in this Section 9.2, to terminate this Agreement, in which event Escrow Agent shall return the Deposit to Purchaser, and neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement other than those that expressly survive termination of this Agreement. If Purchaser does not timely elect to terminate this Agreement, the Purchase Price shall not be reduced except as hereinafter set forth, but Purchaser shall be entitled to an assignment of all of the proceeds payable to Seller of fire or other casualty insurance (other than those proceeds actually used by Seller to restore the Hotel prior to the Closing) and business interruption insurance proceeds (if any) payable with respect to the period from and after Closing or of the condemnation award payable to Seller, as the case may be, and Seller shall have no obligation to repair or restore the Hotel; provided that the Purchase Price shall be reduced by the “deductible” applied by Seller’s insurer with respect to such fire or casualty and not paid by Seller prior to Closing.

9.4    Risk of Loss.    Subject to the provisions of this Article 9, the risk of loss or damage to the Hotel shall remain with Seller until Closing.

ARTICLE 10.    ADJUSTMENTS

10.1    Adjustments Generally.

10.1.1    The Purchase Price shall be adjusted pursuant to this Article 10. In the case of any adjustment to be made at Closing, the portion of the Purchase Price payable pursuant to Section 2.2.2 shall be increased or decreased to reflect such adjustment. In the case of any adjustment to be made after Closing, Purchaser and Seller shall promptly make such adjustment by payment of immediately available funds to the other party.

10.1.2    Except as otherwise expressly set forth in this Article 10, all items of revenue and expense of the Hotel with respect to the period prior to the Apportionment Time shall be for the account of Seller, and all items of revenue and expense of the Hotel with respect to the period after the Apportionment Time shall be for the account of Purchaser.

10.2    Owner’s Distribution.

10.2.1    Purchaser and Seller acknowledge that the Closing Date will occur during the sixth (6th) Accounting Period during the 2002 Fiscal Year. Following the close of such Accounting Period, Purchaser shall cause Existing Manager to prepare the interim accounting for such Accounting Period in accordance with the Existing Management Agreement (the “Rent Letter”). Purchaser and Seller shall each have the right to have their respective accountants review drafts of the Rent Letter prepared by Existing Manager, and discuss such drafts with Existing Manager, such that the Rent Letter accurately reflects the current assets and liabilities, and income and expenses, of the Hotel.

10.2.2    Promptly upon Purchaser’s receipt from Existing Manager of (i) the final Rent Letter for the sixth (6th) Accounting Period, and (ii) payment of the amount of the “Net Distribution to Owner” as shown on such Rent Letter, Seller and Purchaser shall prorate such “Net Distribution to Owner” based upon the number of days during such Accounting Period that Purchaser and Seller, respectively, have owned the Hotel. Promptly upon receipt from Existing Manager of the final annual accounting for the 2002 Fiscal Year pursuant to the Existing Management Agreement, if such final accounting shall disclose any inaccuracy in the Rent Letters for the First (1st) through sixth (6th) Accounting Periods (including allocation to such Accounting Periods of an appropriate share of revenues or expenses that are not specifically allocated to a particular Accounting Period), Seller and Purchaser shall make such adjustments as may be necessary to correct such inaccuracy.

10.2.3    Seller and Purchaser acknowledge that, except as may be expressly provided in this Article 10, the allocation of the “Net Distribution to Owner” described in this Section 10.2 is in lieu of all other credits or debits for current assets and current liabilities of the Hotel. Without limiting the generality of the foregoing, (1) Seller shall receive no further credit for any accounts receivable in connection with the Hotel, or accounts, reserves, house banks, petty cash or other cash held by Existing Manager, prepaid expenses, Consumables, Expendables or Miscellaneous Assets, and (ii) Purchaser shall receive no further credit for any unpaid accounts payable and accrued liabilities in connection with the Hotel.

10.2.4    Notwithstanding any other provision of this Agreement that requires the payment by Seller of liabilities and obligations (including Sections 5.3.6, 7.5 and 10.7), Seller shall not be obligated to pay such liabilities or obligations to the extent such liabilities or obligations are reflected in the Rent Letter for the sixth (6th) Accounting Period or are otherwise accounted for in this Article 10.

10.3    Working Capital.    At Closing, Seller shall receive a credit in the amount of $1,500,000.00 in reimbursement of all working capital previously contributed by Seller to Existing Manager pursuant to the Existing Management Agreement. At Closing, Seller shall assign to Purchaser all of its right, title and interest in and to all current assets related to the Hotel, including without limitation all accounts receivable.

10.4    FF&E Reserve.

10.4.1    At Closing, Purchaser shall receive a credit in the amount of the balance of the FF&E Reserve as of the Closing Date. Seller shall be entitled to retain the actual account or accounts that hold funds comprising the FF&E Reserve.

10.4.2    If as of the Closing Date, Seller shall have contributed to the FF&E Reserve less than an amount equal to four percent (4%) of all “Gross Revenues” (as defined in the Existing Management Agreement) for the 2002 Fiscal Year through the fifth (5th) Accounting Period, then Purchaser shall receive a credit at Closing against the Purchase Price at Closing in the amount of such shortfall.

10.4.3    Upon Purchaser’s receipt from Existing Manager of the Rent Letter for the sixth (6th) Accounting Period as described in Section 10.2.2, Purchaser shall have the right to retain from the amounts otherwise payable to Seller pursuant to Section 10.2.2 an amount equal to four percent (4%) of the actual Gross Revenues for the sixth (6th) Accounting Period (less one twenty-eighth of such amount for each day prior to June 15, 2002 that Closing shall occur). If the amounts otherwise payable to Seller pursuant to Section 10.2.2 are for any reason insufficient for such purpose, Seller shall pay to Purchaser the amount of such shortfall.

10.4.4    Attached as Schedule 10.4A is a Capex Cash Flow Forecast—FY 2002 (“Capex Forecast”) prepared by Existing Manager as of the Contract Date. If as of the Closing Date, Seller shall have expended (without replenishing) from the FF&E Reserve during the 2002 Fiscal Year amounts other than to pay capital expenditures on the Hotel (provided that such capital expenditures shall not be for work performed in the 2001 Fiscal Year other than 2001 carryforward items described on the Capex Forecast) (collectively, “Capex Expenditures”), then Purchaser shall receive a credit against the Purchase Price in the amount of such expenditures.

10.4.5    Upon Purchaser’s receipt from Existing Manager of the Rent Letter for the sixth (6th) Accounting Period as described in Section 10.2.2, if such Rent Letter shall reflect Capex Expenditures during such sixth (6th) Accounting Period (other than Capex Expenditures in connection with the Renovation), Purchaser shall pay to Seller the amount of such Capex Expenditures.

10.5    Incentive Fees to Existing Manager.

10.5.1    Seller and Purchase acknowledge that a “Basic Incentive Fee” and a “Bonus Incentive Fee” may accrue under the Existing Management Agreement for the portion of Fiscal Year 2002 prior to the Apportionment Time, but may not be payable until after Closing. Purchaser shall receive the credits set forth in this Section 10.5, and shall be responsible for paying the Basic Incentive Fee and Bonus Incentive Fee for Fiscal Year 2002.

10.5.2    At Closing, Purchaser shall receive a credit equal to the amount of twenty percent (20%) of the Operating Profit (as defined in the Existing Management Agreement) that has accrued with respect to the 2002 Fiscal Year through the fifth (5th) Accounting Period.

10.5.3    Upon Purchaser’s receipt from Existing Manager of the Rent Letter for the sixth (6th) Accounting Period as described in Section 10.2.2, Purchaser shall receive an additional credit in the amount of the product obtained by multiplying (i) twenty percent (20% of the Operating Profit (as defined in the Management Agreement) that has accrued with respect to such sixth (6th) Accounting Period by (ii) a fraction, the numerator of which is the number of days in such Accounting Period prior to the Apportionment Time, and the denominator of which is twenty-eight (28). Such credit shall offset the amount to be paid by Purchaser to Seller pursuant to Section 10.2.2, and if such amount is less than the amount of such credit Seller shall promptly pay the shortfall to Purchaser.

10.5.4    Promptly upon receipt from Existing Manager of the final annual accounting for the 2002 Fiscal Year pursuant to the Existing Management Agreement, Seller and Purchaser shall make such adjustments to the credits described in this Section 10.5 as may be necessary based upon the information set forth in such final annual accounting. In addition, promptly upon receipt from Existing Manager of such final annual accounting, Seller shall pay to Purchaser an amount equal to the product obtained by multiplying any Bonus Incentive Fee that is payable under the Existing Management Agreement for Fiscal Year 2002 by a fraction, the numerator of which is the Operating Profit for Fiscal Year 2002 that accrues through the sixth (6th) Accounting Period (less one twenty-eighth of the Operating Profit that accrues during the sixth (6th) Accounting Period for each day prior to June 15, 2002 that Closing shall occur) and the denominator of which the Operating Profit for the entire Fiscal Year 2002.

10.6    Tax Appeals.    Where an appeal of any taxes that are subsumed within the Rent Letter is pending at Closing by Seller, a subsequent adjustment will be made between Seller and Purchaser based upon a re-proration of such taxes as of the Apportionment Time in accordance with the results of such appeal and all costs and fees incurred in connection with such appeal, including the costs and fees of any Person retained by Seller or Purchaser to appeal such taxes, shall also be prorated between Purchaser and Seller in the same proportion as the re-prorated taxes. Seller and Purchaser acknowledge that Seller has appealed the real property taxes for the 1999 and 2001 tax years (“Pending Appeals”). Seller shall pay all costs of the Pending Appeals, shall have the right to retain any rebate of taxes that results from the Pending Appeals, and shall pay the Existing Manager any portion of such rebate that may be payable to Existing Manager under the Existing Management Agreement.

10.7    Taxes.    Seller shall be responsible for any of Seller’s federal or local income and franchise taxes (if any), but not sales tax (if any) applicable to the transaction contemplated by this Agreement, which sales tax (if any) shall be the responsibility of Purchaser. Notwithstanding the foregoing, Seller shall be responsible for sales and all other taxes for the Hotel relating to periods before the Closing Date.

10.8    Existing Mortgage.    All interest payable with respect to the Existing Loan shall be prorated at Closing as of the Apportionment Time. Seller shall be obligated to pay at Closing any and all late fees, penalties, charges, and default rate interest that have accrued prior to the Apportionment Time.

10.9    Space Leases.    Rent and all other amounts received from tenants under the Marriott vacation sales Space Lease shall be apportioned between Seller and Purchaser as of the Apportionment Time.

10.10    Transfer of Accounts.    In connection with any bank or other account to be transferred by Seller to Purchaser pursuant to this Agreement (including without limitation any operating accounts held by Existing Manager, but not including accounts holding the FF&E Reserve which shall be retained by Seller pursuant to Section 10.4.1), Seller shall take such action as Purchaser may reasonably require to provide Purchaser (or Existing Manager on behalf of Purchaser in the case of operating accounts held by Existing Manager) with dominion and control over such accounts as of Closing.

10.11    Disputes with Respect to Adjustments.    If Seller and Purchaser, each acting reasonably and in good faith, cannot resolve any issue with respect to the adjustments described in this Article 10, they shall submit the issue for binding arbitration and resolution by a nationally recognized accounting firm mutually agreeable to both parties. In the event of such an arbitration, the parties shall share equally in all fees or expenses imposed by the arbitrators, and the finding of the arbitrators shall be binding on the parties. Each party shall share equally in the cost of such arbitration, but each party shall bear its own legal, accounting and other similar fees incurred in connection with such arbitration. Such arbitration and determination shall be final and binding on the parties and judgment may be entered upon such determination in any court having jurisdiction thereof. Seller and Purchaser agree that any such arbitration shall be conducted in Boston, Massachusetts. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

ARTICLE 11.    [RESERVED]

ARTICLE 12.    MISCELLANEOUS

12.1    Assignment.    Neither Seller nor Purchaser shall assign this Agreement without the consent of the other. Notwithstanding the foregoing, without Seller’s consent, Purchaser shall have the right to assign this Agreement to any Person that directly or indirectly is owned by Host Marriott, L.P Upon any such assignment and the assumption by the assignee of all liabilities and obligations of Purchaser under this Agreement, the Purchaser named herein shall automatically be released from all such liabilities and obligations.

12.2    Notices.    Notices and other communications required or permitted under this Agreement shall be in writing and delivered by hand against receipt or sent by recognized overnight delivery service, or by facsimile or telecopy. All notices shall be addressed as follows:

If to Seller:

Copley One LLC
c/o Overseas Partners Capital Corporation
2050 Marconi Drive, Suite 300
Alpharetta, Georgia 30005
Attention: David C. Gorst
Tel. No.: 770/777-8344
Fax No.: 770/777-8346

with a copy to:

Overseas Partners Ltd.
Cumberland House
One Victoria Street
Hamilton HM 11
Bermuda
Attention: Mark R. Bridges
Tel. No: 441/298-2421
Fax No.: 441/292-9142

with a copy to:

L & B Realty Advisors, Inc.
8750 North Central Expressway, Suite 800
Dallas, Texas 75231-6437
Attention: Daniel L. Plumlee
Tel. No.: 214/989-0888
Fax No.: 214/989-0700

with a copy to:

Hill & Barlow
One International Place
Boston, Massachusetts 02110-2600
Attention: Elliot Surkin
Tel. No.: 617/428-3399
Fax No.: 617/428-3500

If to Purchaser:

HMC Copley LLC
c/o Host Marriott Corporation
10400 Fernwood Road
Bethesda, Maryland 20817
Attention: James F. Risoleo
Tel. No.: 301/380-2282
Fax No.: 301/380-6338

with a copy to:

Host Marriott Corporation
10400 Fernwood Road
Bethesda, Maryland 20817
Attention: David L. Buckley
Tel. No.: 301/380-2221
Fax No.: 301/380-6332

with a copy to:

Arnold & Porter
555 Twelfth Street, N.W.
Washington, D.C. 20004
Attention: Michael D. Goodwin
Tel. No.: 202/942-5558
Fax No.: 202/942-5999

or to such other addresses as may be designated by a proper notice. Notices shall be deemed to be effective upon receipt (or refusal thereof) if personally delivered or sent by recognized overnight delivery service, or upon electronically verified transmission, if such delivery is by facsimile or telecopy.

12.3    Waiver of Jury Trial; Jurisdiction.    Seller and Purchaser each hereby waives any right to jury trial in the event any party files an action relating to this Agreement or to the transactions or obligations contemplated by this Agreement. Any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement shall be brought exclusively in the federal and state courts sitting in

Boston, Massachusetts, and Seller and Purchaser agree that such courts are the most convenient forum for resolution of any such action and further agree to submit to the jurisdiction of such courts and waive any right to object to venue in such courts.

12.4    Counterparts and Effectiveness.    This Agreement may be executed in any number of counterparts which, when taken together, shall constitute a single binding instrument. Execution and delivery of this Agreement by facsimile shall be sufficient for all purposes and shall be binding on any Person who so executes.

12.5    Brokerage.    Purchaser and Seller each represents to each other that no broker, finder or similar consultant has acted on its behalf in connection with this Agreement or the transaction contemplated by this Agreement, except for Broker. Purchaser agrees to pay Broker at Closing a commission in an amount equal to $806,250. Purchaser and Seller each shall indemnify and hold the other harmless from claims made against the other by any broker, finder or similar consultant claiming through it for a commission, fee or compensation in connection with this Agreement or the transaction contemplated by this Agreement. The indemnification obligations set forth in this Section 12.5 shall survive Closing or any termination of this Agreement.

12.6    Confidentiality.    Purchaser and Seller shall each maintain as confidential the terms of this Agreement and any and all information and material obtained about the other which is furnished to it by the other in connection with this Agreement, and such obligation shall survive any termination of this Agreement and shall survive Closing. Purchaser shall maintain as confidential any and all information and material about the Hotel which is furnished to it by or on behalf of Seller, and such obligation shall survive any termination of this Agreement but shall terminate at Closing. Confidential information shall not include information and material which (i) becomes generally available to the public other than as a result of a disclosure prohibited by this Section 12.6, (ii) is known to Purchaser or Seller, as the case may be, prior to its receipt of such information and material from the other, or (iii) becomes available to Purchaser or Seller, as the case may be, on a nonconfidential basis from a source other than the other which is not prohibited from disclosing the same. Notwithstanding the foregoing, (i) each of Purchaser and Seller may disclose confidential information to its employees, agents or advisors, and Purchaser may disclose such information to potential investors, lenders, insurers and consultants, in each case on a need-to-know basis after the recipients of the information have been informed of the confidential nature of such information and directed not to disclose such information except in accordance with this Section 12.6, (ii) each of Purchaser and Seller may disclose confidential information to the extent legally compelled, provided that it shall provide the other with prompt written notice so that the other may seek a protective order or other appropriate remedy, and (iii) Purchaser and Seller, following prior notice to and consultation with the other, may disclose the transaction contemplated by this Agreement to the extent necessary to obtain consents or approvals contemplated by this Agreement. At Closing, Seller shall assign to Purchaser any existing confidentiality agreements with respect to the Hotel to which Seller is a party.

12.7    Public Announcements.    Neither Seller nor Purchaser shall make any public statement, issue any press release or make any comments to the press prior to the Closing with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party, except as otherwise required by law.

12.8    Recordation.    Neither Seller nor Purchaser shall record this Agreement or any notice of this Agreement in any public records.

12.9    Replacement Property.    Purchaser and Seller acknowledge that, pursuant to Section 1033 of the Code, Purchaser is acquiring the Hotel for the purpose of replacing Purchaser’s World Trade Center Hotel that was destroyed in the terrorist attacks of September 11, 2001. Purchaser shall have the absolute right to structure the acquisition as such replacement property, provided that Purchaser shall indemnify Seller from any and all additional costs, liabilities or expenses as a result of such replacement. Upon request of Purchaser, Seller shall cooperate with Purchaser, at Purchaser’s sole cost and expense, as Purchaser may reasonably request to enable Purchaser to consummate such replacement.

12.10    Exclusivity.    Until such time as this Agreement is terminated, Seller shall not directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, any third party relating to any transaction involving the sale of the Hotel or any material portion of the Hotel.

12.11    Financial Statements.    Upon request by Purchaser, Seller shall either (i) provide the latest financial statements of the Hotel which have been prepared in accordance with generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission (to the extent such statements were prepared in accordance with such rules and regulations or can be revised, at no cost to Seller, to comply with such rules and regulations), or (ii) cooperate with, and direct Existing Manager to cooperate with, Purchaser and its accountants in preparing and auditing such financial statements, at Purchaser’s sole cost and expense. Upon request by Purchaser, Seller shall cause Seller’s accountants and counsel to cooperate, as reasonably necessary, with Purchaser and its accountants, at no cost or expense to Seller, in the process of providing or preparing such financial statements.

12.12    Further Assurances.    From time to time after Closing, at the request of Purchaser, Seller shall, without further consideration, execute and deliver such further instruments of transfer and assignment and take such other actions as Purchaser may reasonably request to transfer and assign to, and vest in Purchaser, the Hotel as contemplated by this Agreement, provided that such documents or actions shall not subject Seller to any obligation or liability not expressly imposed on Seller pursuant to this Agreement.

12.13    Bulk Sales Laws.    Seller and Purchaser each waives compliance with any bulk sales filings otherwise required by applicable law as a result of the transactions contemplated by this Agreement.

12.14    Host Marriott Guaranty.    From and after Closing, Host Marriott, L.P. hereby guaranties the prompt payment and performance by Purchaser of all of its obligations under this Agreement and under all other documents executed by Purchaser in favor of Seller at Closing. Liability of Host Marriott, L.P. shall be primary and joint and several with Purchaser as though Host Marriott, L.P. were a party hereto and to all such other documents. Such guaranty shall automatically terminate and expire on the one (1) year anniversary of the Closing Date, but shall survive with respect to any action on such guaranty that has been instituted (whether or not settled or finally adjudicated) on or before such date.

[signatures on following page]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the Contract Date:

SELLER:

COPLEY ONE LLC, a Massachusetts limited liability company

By:	Overseas Capital Co., its sole
manager

By:	/s/ DAVID C. GORST
Name: David C. Gorst
Title: Asst. V.P. Real Estate

By:	/s/ MARK R. BRIDGES
Name: Mark R. Bridges
Title: President and Treasurer

PURCHASER:

HMC COPLEY LLC, a Delaware limited liability company

By:	/s/ DOUGLAS W. HENRY
Name: Douglas W. Henry
Title: Authorized Officer

HOST:

The undersigned is executing this Agreement for purposes of agreeing to the provisions of Section 12.14.

HOST MARRIOTT, L.P., a Delaware limited partnership

By:	Host Marriott Corporation, general partner

By:	/s/ DOUGLAS W. HENRY
Name: Douglas W. Henry
Title: Authorized Officer